Exhibit 5.1

PARR BROWN
GEE & LOVELESS

July 24, 2012
The Board of Directors
ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001

Re:
Pre-Effective Amendment No. 1 to Form S-1 Registration Statement filed by ULURU Inc., a Nevada corporation (the “Company”) relating to the offer, by the selling stockholder listed therein, of 2,308,434 shares of common stock, $0.001 par value per share (the “Shares”)

Gentlemen:

We refer you to the Company’s Pre-Effective Amendment No. 1 to Form S-1 Registration Statement (the “Registration Statement”) filed under the Securities Act of 1933, as amended, for the registration of the Shares.

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed: (i) the articles of incorporation and bylaws of the Company as are currently in effect; (ii) a certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors and shareholders; (iii) certificates and reports of various state authorities and public officials; (iv) the Securities Purchase Agreement dated as of June 27, 2012 between the Company and Inter-Mountain Capital Corp. (the “Securities Purchase Agreement”); (v) the Secured Convertible Note and the Warrants related thereto, each dated as of June 27, 2012 (together with the Securities Purchase Agreement, collectively referred to herein as the “Transaction Documents”); and (vi) such other instruments and documents as we have deemed appropriate as a basis for the opinions hereinafter expressed.

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that any Shares issued upon conversions made under the Transaction Documents will be made pursuant to the Transaction Documents in full accordance with the terms and conditions of the Transaction Documents.  As to certain matters expressed herein, we have relied upon and assumed the accuracy and completion of certificates and reports of various state authorities and public officials and of the Company.

In rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada.  We express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

The Shares have been duly authorized and will be, when issued and delivered as described in the Registration statement and pursuant to the terms of the Transaction Documents, validly issued, fully paid and nonassessable.

This opinion letter speaks as of its date.  We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter).  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.  We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Parr Brown Gee & Loveless

PARR BROWN GEE & LOVELESS, PC

Parr Brown Gee & Loveless, A Professional Corporation
185 South Street, Suite 800, Salt Lake City, Utah 84111
T   (801) 532-7840 ● F   (801) 532-7750 ● www.parrbrown.com